UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2021

BARNWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-05103	72-0496921
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Alakea Street, Suite 2900
Honolulu, Hawaii  96813
(Address of Principal Executive Offices) (Zip Code)

(808) 531-8400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.50 Par Value	BRN	NYSE American

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2021, Barnwell Industries, Inc. (“Barnwell” or the “Company”) entered into a Cooperation and Support Agreement (the “Cooperation Agreement”) with MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, Bradley M. Tirpak and Ned L. Sherwood (collectively, the “MRMP Stockholders”), with respect to the potential proxy contest pertaining to the election of directors to Barnwell’s Board of Directors (the “Board”) at the Company’s 2021 annual meeting of stockholders (the “2021 Annual Meeting”).

The Cooperation Agreement provides, among other things, that:

●
Director Nominations. Barnwell agreed that the Board would nominate each of Bradley M. Tirpak, Philip J. McPherson, Douglas N. Woodrum, Robert J. Inglima, Jr., Kenneth S. Grossman, Alexander C. Kinzler and Peter J. O’Malley to stand for election to the Board at the 2021 Annual Meeting, with each to serve a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”).  The MRMP Stockholders agreed to withdraw their notice of nominees to be elected to the Board at the 2021 Annual Meeting and to vote their shares of Barnwell common stock in favor of the election of the designated slate.

●
Standstill.  The MRMP Stockholders agreed to observe normal and customary standstill provisions during the period (the “Standstill Period”) beginning on January 27, 2021 until the date ten business days prior to the deadline for the submission of stockholder nominations for directors for the Company’s 2023 annual meeting of stockholders, provided that the Company achieves a positive pre-tax profit, as defined in the Cooperation Agreement, for its fiscal year 2021 and meets certain other conditions set forth in the Cooperation Agreement.  If the Company does not achieve a positive pre-tax profit for its fiscal year 2021 (or if the Company notifies the MRMP Stockholders that it does not intend to nominate any of Messrs. Tirpak, McPherson or Woodrum (or replacement nominees satisfactory to the MRMP Stockholders) for election to the Board at the 2022 Annual Meeting, or if the Company proposes to expand the Board above seven members), then the Standstill Period will terminate upon the date that is ten business days prior to the deadline for the submission of stockholder nominations for directors for the 2022 Annual Meeting.  The standstill provisions provide, among other things, that the MRMP Stockholders will not (except as otherwise permitted by the Cooperation Agreement):

o
make, participate in or propose any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its subsidiaries or its or their securities or assets;

o	make any private proposal, alone or in concert with others, that would reasonably be expected to require the Company or the MRMP Stockholders to make public disclosure (of any kind);

o
engage in any solicitation of proxies or become a “participant” in a contested “solicitation” of proxies, each as defined under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) with respect to securities of the Company;

o	seek any additional representation on the Board, seek the removal of any member of the Board or encourage any person to submit nominees in furtherance of a contested election;

o	make or be the proponent of any stockholder proposal;

o	make any request for stockholders list materials or other books and records of the Company;

o
make any proposal (i) relating to any change in the number or term of directors or the filling of any vacancies on the Board; (ii) relating to any material change in the capitalization or dividend policy of the Company; (iii) relating to any material change in the Company’s management, compensation or corporate structure; (iv) relating to any waiver, amendment or modification to the Company’s charter or bylaws; (v) causing a class of securities of the Company to be delisted; or (vi) causing a class of equity securities of the Company to become eligible for termination of registration; or

o	form, join or act in concert with any other person or group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act with respect to any securities of the Company.

●
Voting Matters. The MRMP Stockholders agreed that, during the Standstill Period, they would (a) be present for quorum purposes at any annual or special meeting of the Company’s stockholders and (b) vote all their shares of common stock of the Company beneficially owned by each MRMP Stockholder (i) in favor of the slate of directors recommended by the Board, (ii) against the removal of any of the Company’s directors and (iii) in accordance with the Board’s recommendation with respect to any other matter brought to a vote of the Company’s stockholders (unless both Institutional Shareholder Services Inc. and Glass Lewis & Co., LLC have recommended otherwise with respect to such matter and other than with respect to any publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other similar business combination transaction, in each case voted on at a meeting of the Company’s stockholders).

●
Ownership Limit. Each MRMP Stockholder agreed that, during the Standstill Period, neither it, nor its respective affiliates and controlled associates, shall acquire, or offer, seek or agree to acquire, or direct any third party in the acquisition of, any common stock of the Company or any securities convertible into such common stock or rights or options in relation thereof, without the consent of the Board, except for acquisitions by Mr. Ned L. Sherwood and his affiliates so long as their beneficial ownership, taken together, shall not exceed, in the aggregate, 20% of the outstanding shares of Barnwell stock that is entitled to vote at any meeting of the Company’s stockholders.  (Concurrently with the execution of the Cooperation Agreement, Alexander C. Kinzler and the Company entered into a separate letter agreement, pursuant to which, during the Standstill Period, Mr. Kinzler and his affiliates are subject to the same limitations on beneficial ownership of Barnwell’s voting stock as those that apply to Mr. Sherwood and his affiliates under the Cooperation Agreement.)

●
Expense Reimbursement. The Company agreed to reimburse the MRMP Stockholders up to $300,000 for their reasonable, documented out-of-pocket fees and expenses in connection with their election contest at the 2020 annual meeting of stockholders and the negotiation of the Cooperation Agreement.

●
Termination of Company Post-Retirement Medical Plan.  Barnwell agreed that the Board will take appropriate action, on or before March 31, 2021, to effect the termination of the Company’s Post-Retirement Medical Plan in compliance with its terms and conditions.

●
Chairman of the Board. Barnwell agreed that the first regular meeting of the Board following the 2021 Annual Meeting, the Board shall appoint one of Mr. McPherson, Mr. O’Malley or Mr. Inglima as Chairman of the Board.

●
Equity Offerings.  In the event that Barnwell raises capital through an equity offering during the Standstill Period, Mr. Sherwood and his affiliates will be entitled to participate in such offering and acquire securities in an amount equal to their pro rata percentage ownership of the outstanding shares of common stock of the Company.

●
Board Size.  During the Standstill Period, Barnwell agreed that it will not expand the size of the Board above seven members and shall not establish or maintain an executive committee or another committee with similar powers of the Board without each of Messrs. Tirpak, McPherson and Woodrum being appointed as a member of such committee.

●	Mutual Non-Disparagement. Subject to customary exceptions, the parties to the Cooperation Agreement agreed to observe normal and customary non-disparagement provisions.

The foregoing summary is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated in its entirety by reference herein.

Item 8.01	Other Events.

On January 28, 2021, the Company issued a press release announcing the matters described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit No.	Description

10.1	Cooperation and Support Agreement, dated as of January 27, 2021, by and among Barnwell Industries, Inc., MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, Bradley M. Tirpak and Ned L. Sherwood

99.1	Press Release dated January 28, 2021

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2021

BARNWELL INDUSTRIES, INC.

By:	/s/ Russell M. Gifford
	Name:	Russell M. Gifford
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Cooperation and Support Agreement, dated as of January 27, 2021, by and among Barnwell Industries, Inc., MRMP-Managers LLC, the Ned L. Sherwood Revocable Trust, Bradley M. Tirpak and Ned L. Sherwood

99.1	Press Release dated January 28, 2021